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[IFR LOGO]                        NEWS RELEASE


FOR IMMEDIATE RELEASE: JUNE 21, 1995

IFR SYSTEMS, INC.                 CONTACT:   JEFF BLOOMER
10200 WEST YORK STREET                       INVESTOR RELATIONS
WICHITA, KANSAS 67215-8935                   316-522-4981 ext.345

OTC: NMS (IFRS)

                           IFR SYSTEMS, INC. ACQUIRES
                       ASSETS OF YORK TECHNOLOGY COMPANIES



     Wichita, Kansas, June 21, 1995 - IFR Systems, Inc. announced today that it had completed the acquisition of the assets of York Technology Ltd. of England and York Technology, Inc. of New Jersey, USA for an undisclosed amount of cash
and notes.   York Technology manufactures fiber optic test and measurement equipment primarily for the fiber production and preparation market.

     Alfred H. Hunt, III, President and CEO, said "Acquiring the assets of York adds significant growth to our product offering position in the fiber optic production and laboratory test business. Together, with our Photon Kinetics subsidiary, this acquisition places IFR as the world leader in fiber optic production test equipment. It also means that we will now have a strategic operating base in England which could benefit our total operations throughout the European Union".

     IFR Systems, Inc. is a leading designer and manufacturer of electronic test instruments for communications, avionics and general test and measurement applications. Its Photon Kinetics subsidiary is a leading designer and manufacturer of test equipment and measurement systems for optical fibers and fiber optic telecommunications networks, a rapidly growing component of the telecommunications networks, a rapidly growing component of the telecommunications industry. The company's 5.5 million shares are traded over the NASDAQ National Market System, symbol: IFRS.

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